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USAir, Inc.
Exhibit 99
Airline Operating Statistics 1)

                                                                      Three Months Ended March 31,
                                                                 --------------------------------------
                                                                                             Increase
                                                                  1996           1995       (Decrease)
                                                                 ------         ------     -----------
Revenue passengers (thousands) *                                  12,938        13,767        (6.0) %

Total revenue passenger miles ("RPMs") (millions)                  8,788         9,191        (4.4) %

Revenue passenger miles (millions) *                               8,709         9,079        (4.1) %

Total available seat miles ("ASMs") (millions)                   	13,583        15,334       (11.4) %

Available seat miles (millions) *                                	13,493        15,206       (11.3) %

Passenger load factor 2) *                                          64.6 %        59.7 %       4.9 pts.

Break even load factor 3) 4)                                        67.1 %        64.0 %       3.1 pts.

Passenger revenue per ASM *                                        11.50 c        9.78 c      17.6  %

Total revenue per ASM 4)                                           12.74 c       10.75 c      18.5  %

Cost per ASM 4)                                                    12.81 c       11.08 c      15.6  %

Yield (revenue per RPM) *                                          17.81 c       16.37 c       8.8  %

Cost of jet fuel per gallon 5)                                     58.61 c       52.06 c      12.6  %

Gallons of jet fuel consumed (millions)                              266           299       (11.0) %

*  = denotes scheduled service only (excludes charter service).
c  = cents

1)	Statistics include free frequent travelers and the related miles flown.
2)	Passenger load factor is the percentage of aircraft seating capacity that is actually utilized
(RPMs/ASMs).
3)	Break even load factor represents the percentage of aircraft seating capacity that must be utilized, based on fares in effect during the period, for USAir to break even at the pretax income level.
4)  	Financial statistics exclude revenue and expense generated under the British Airways wet lease
	arrangement.
5)  Cost includes the base cost of jet fuel and transportation charges.
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